UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2008 (June  6, 2008)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events.

Georgia Gulf Corporation (the “Company”) has received notice and a letter of transmittal (collectively, the “Notice”) from persons (“Claimants”) claiming to own at least 25% of the Company’s 7 1/8% notes due 2013 (the “Notes”) which were issued under an indenture dated December 3, 2003 (the “Indenture”) between the Company and U.S. Bank National Association (as successor to SunTrust Bank, the “Trustee”).  The Notice asserts that borrowings under the Company’s senior credit facility resulted in the incurrence of debt obligations in excess of the amount permitted under Section 3.3 of the Indenture.  The Company has sent a response letter dated June 8, 2008 (the “Response Letter”).  Copies of the  Notice and the Response Letter are attached hereto as Exhibits 99.1, and 99.2, respectively, and incorporated herein by reference.

The Company believes that all existing indebtedness was incurred in compliance with the provisions of the Indenture.  As more fully set forth in the Response Letter, the Company has carefully considered the allegations set forth in the Notice and has concluded that no default has occurred under the Indenture and the Company has been, and continues to be, in full compliance with all of its obligations thereunder.

The Company has also filed a complaint in the Court of Chancery of the State of Delaware seeking to enjoin the Claimants and seeking a declaratory judgment to the effect that the Company is not in default under Section 3.3 of the Indenture.  The Company has asked the Delaware Court of Chancery to expedite review of the case.

While the Company disputes the claims advanced in the Notice and expressly denies that the Claimants have a valid basis for declaring a default under the Indenture or seeking acceleration of the amounts owed on the Notes, the Company describes below the risk factors associated with claims made in the Notice.

The default provisions of the Indenture provide that if the Company has incurred indebtedness other than in compliance with the Indenture and thereafter receives written notice of default from either the Trustee or holders representing 25% or more of the aggregate principal amount of the Notes then outstanding, the failure of the Company to cure such default within 30 days after receipt by the Company of such written notice would constitute an “Event of Default” under the Indenture.  If an Event of Default occurs, the Trustee, or the holders of at least 25% of the Notes, may, by a further notice, declare all principal, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable.

If such an Event of Default occurs and is continuing, and the Trustee or holders representing 25% or more of the aggregate principal amount of the Notes then outstanding declare all principal, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable, then such declaration could lead to the occurrence of an “Event of Default” under each of (i) the Company’s indenture, dated October 3, 2006, relating to its unsecured 9.5% senior notes and (ii) the Company’s indenture, dated October 3, 2006, relating to its unsecured 10.75% senior subordinated notes.  Upon and after the occurrence of any such Event of Default, all principal, premium, if any, and accrued interest on the respective notes issued under each indenture could be declared immediately due and payable by the action of the applicable trustee or the applicable holders of at least 25% of the respective notes.

In addition, an Event of Default under the Indenture could lead to the declaration of an “Event of Default” under the Company’s Credit Agreement, dated October 3, 2006, as amended, (the “Credit Agreement”).  Upon an Event of Default under the Credit Agreement, the agent may, with the consent of the lenders holding more than half of the loans, or is required, at the request of lenders holding more than half of the loans, to declare the commitments to make further loans terminated, require cash collateral for letter of credit obligations, declare the loans to be immediately due and payable and/or exercise any other available remedies.

An Event of Default under the Indenture could lead to the occurrence of a Liquidation Event under the Company’s securitization program.  Upon a Liquidation Event, either Wachovia Bank, National Association (“Wachovia”) or Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTM”) (in their capacities as purchaser agents) may declare the “Purchase Termination Date” to have occurred and the “Liquidation Period” to have commenced.  From the Purchase Termination Date, the related purchasers will not be required to purchase any additional receivables, no additional payments may be made on the related subordinated note, and, effectively, all of the collections on the receivables will be diverted to pay amounts owed to the related purchasers and/or their agents under the securitization facility.  This would, effectively, terminate the Company’s receivables financing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit
99.1	Notice of Default and Letter of Transmittal

99.2	Letter of Response

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President, General Counsel and Secretary

Date:  June 9, 2008